Exhibit 10.13

RESTRICTED SHARE UNIT AGREEMENT

under the

SUNCOKE ENERGY, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN

This Restricted Share Unit Agreement (the “Agreement”), entered into as of July 21, 2011 (the “Agreement Date”), by and between SunCoke Energy, Inc. (“SunCoke”) and Michael J. Thomson, an employee of SunCoke or one of its Affiliates (the “Participant”);

W I T N E S S E T H:

WHEREAS, the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan (the “Plan”) is administered by the Compensation Committee or its duly appointed sub-committee (the Compensation Committee or such sub-committee, the “Committee”), and the Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of Restricted Share Units (“RSUs”), representing rights to receive shares of Common Stock which are subject to a risk of forfeiture by the Participant, with the payout of such RSUs being conditioned upon the Participant’s continued employment with SunCoke or one of its Affiliates through the end of the vesting period; and

WHEREAS, the Participant has determined to accept such Award.

NOW, THEREFORE, SunCoke and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE I

AWARD OF RESTRICTED SHARE UNITS

1.1	Identifying Provisions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)	Participant	:	Michael J. Thomson
(b)	Grant Date	:	July 21, 2011
(c)	Number of RSUs	:	29,412
(d)	Vesting Period	:	Subject to continued employment, the RSUs shall vest on July 21, 2012.
(e)	Form of Payment (cash/stock)	:	Stock

Any initially capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

1.2	Award of RSUs. Subject to the terms and conditions of the Plan and this Agreement, the Participant is hereby granted the number of RSUs set forth in Section 1.1.

1.3

Dividend Equivalents. The Participant shall be entitled to receive payment from SunCoke in an amount equal to each cash dividend (“Dividend Equivalent”) payable subsequent to the Grant Date, just as though such Participant, on the record date for payment of such dividend, had been the holder of record of shares of Common Stock equal to the actual number of RSUs, if any, earned and received by the Participant at the end of the Vesting Period. SunCoke shall establish a bookkeeping methodology to account for the Dividend Equivalents to be credited to the Participant. The Dividend

Equivalents will not bear interest. Vesting and payment of Dividend Equivalents will correspond to the vesting and settlement of the RSUs with respect to which the Dividend Equivalents relate.

1.4	Payment of RSUs and Related Dividend Equivalents.

Except as set forth in Section 1.5(c) below, payout of this Award is conditioned upon the Participant’s continued employment with SunCoke or one of its Affiliates through the end of the Vesting Period as set forth in 1.1(d) above.

Actual payment in respect of the earned RSUs and the earned Dividend Equivalent Account shall be made to the Participant within two (2) months after the end of the Vesting Period.

(1)	Payment in respect of RSUs earned. Payment for RSUs earned shall be made in shares of Common Stock. The number of shares of Common Stock paid to the Participant shall be equal to the number of RSUs earned by the Participant.

(2)	Payment of Related Earned Dividend Equivalents. The Participant will be entitled to receive from SunCoke, within two (2) months after the end of the Vesting Period, a cash payment in respect of the related Dividend Equivalents earned for such Vesting Period.

Applicable federal, state and local taxes shall be withheld in accordance with Section 2.2 hereof.

1.5	Termination of Employment.

(a)	Termination of Employment by SunCoke for Just Cause; Termination of Employment by the Participant for any Reason prior to a Change in Control. Upon termination of the Participant’s employment with SunCoke or one of its Affiliates at any time by SunCoke for Just Cause or by the Participant for any reason prior to a Change in Control, the Participant shall forfeit 100% of such Participant’s RSUs that have not become payable, together with the related Dividend Equivalents, and the Participant shall not be entitled to receive any Common Stock or any payment of any Dividend Equivalents.

(b)	Termination of Employment by SunCoke other than for Just Cause or due to death or Disability. In the event that Participant’s employment is terminated by SunCoke other than for Just Cause or due to death or Disability, Participant’s outstanding RSUs immediately shall vest and shall settle within two (2) months following such termination of employment and the Dividend Equivalents that correspond to the RSUs that vest pursuant to this sentence shall be paid within two (2) months following such termination of employment.

(c)	Qualifying Termination of Employment. In the event of Participant’s Qualifying Termination, Participant’s outstanding RSUs immediately shall vest and shall settle within two (2) months following such termination of employment and the Dividend Equivalents that correspond to the RSUs that vest pursuant to this sentence shall be paid within two (2) months following such termination of employment.

For the purposes of this Section 1.5, “Disability” shall have the definition set forth in the SunCoke Energy, Inc. Executive Involuntary Severance Plan.

ARTICLE II

GENERAL PROVISIONS

2.1	Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of the RSU award covered by this Agreement and the terms and conditions of the Plan under which such RSUs are granted, the provisions in the Plan shall govern and prevail. The RSUs, the related Dividend Equivalents and this Agreement are each subject in all respects to, and SunCoke and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms.

2.2	Tax Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes.

(a)	Payment in Cash. Cash payments in respect of any earned Dividend Equivalents, shall be made net of any applicable federal, state, or local withholding taxes.

(b)	Payment in Stock. Immediately prior to the payment of any shares of Common Stock to Participant (or his beneficiary) in respect of earned RSUs, the Participant (or his beneficiary) shall remit an amount sufficient to satisfy any Federal, state and/or local withholding tax due on the receipt of such Common Stock. At the election of the Participant (or his beneficiary), and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Common Stock (otherwise payable to Participant (or his beneficiary) in respect of such earned RSUs) having a value, as of the date that such earned RSUs first became payable, sufficient to satisfy the applicable tax obligation.

2.3	Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and Awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding.

2.4	Amendment. This Agreement may be amended in accordance with the terms of Section 6.10(b) of the Plan.

2.5	Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.6	Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.

2.7	Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to SunCoke shall be deemed to have been duly given or made upon actual receipt by SunCoke. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a) if to SunCoke:	SUNCOKE ENERGY, INC.
Compensation Committee of the Board of Directors
1011 Warrenville Road,
Lisle, IL 60532
Attention: Corporate Secretary

(b) if to the Participant:	to the address for Participant as it appears on SunCoke’s records.

2.8	Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.9	Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

2.10	Forfeiture. The shares of Common Stock or cash payments received in connection with the Award granted pursuant to this Agreement constitute incentive compensation. The Participant agrees that any shares of Common Stock or cash payments received with respect to the Award will be subject to any clawback/forfeiture provisions applicable to SunCoke that are required by any law in the future, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

SUNCOKE ENERGY, INC.

By:	/s/ Gary P. Yeaw
Gary P. Yeaw
for the Compensation Committee
of the Board of Directors

By:	/s/ Michael J. Thomson
Participant